UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: May 1, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
            Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry Into a Material Definitive Agreement.

On May 5, 2017 Function(x) Inc. (the “Company”) entered into binding agreements for the sale of $10,000,000 of its Series G Convertible Preferred Stock (the “Series G Stock”) to certain accredited investors (the “Subscribers”) pursuant to separate subscription agreements (the “Subscription Agreements”) at a price of $1,050.00 per share of Series G Stock. Of that amount, the Company’s Chairman and Chief Executive Officer also entered into a Subscription Agreement for the purchase of $2,200,000 of Series G Stock on the same terms and subject to the same conditions of other Subscribers. The closing of the sale of the Series G Stock is expected to be on or prior to May 5, 2017.

The Series G Stock is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) based on a conversion calculation equal to the stated value of such Series G Stock, plus all accrued and unpaid dividends, if any as of such date of determination, divided by the conversion price. The stated value of each share of Series G Stock is $1,000 and the initial conversion price is $1.05 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Series G Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to the Company’s common stock and all other securities of the Company that do not expressly provide that such securities rank on parity with or senior to the Series G Stock. Until converted, each share of Series G Stock is entitled to votes in an amount that does not exceed the number of shares that would be determined based upon the closing bid price as reported on NASDAQ for the day immediately prior to the issuance date of Series G Stock on any matter submitted for a vote of stockholders, subject to NASDAQ limitations. The Company has the right to require conversion of Series G Stock into Common Stock at any time the closing bid price of the common stock equals or exceeds $1.50 per share for at least 10 consecutive trading days as long as there is an effective registration statement covering such shares or the holder is eligible to sell such shares under an applicable exemption from registration, including Rule 144 during such period. On and following June 1, 2017 conversion of the Series G Stock is based upon a conversion rate as follows:

Base Amount/Conversion Price

wherein the Base Amount means the Stated Value thereof, plus unpaid dividends on the date of determination and the Conversion is equal to the lower of $1.05 per share and the Closing Bid Price (as determined in accordance with NASDAQ or other principal market upon which the Company’s Common Stock is then traded) on the day immediately prior to the conversion date (but not less than $0.10 per share).

On May 1, 2017 the issuance of the Series G Stock, issuance of additional shares to the Company’s Chairman and Chief Executive Officer, and the participation of the Company’s officers, directors, consultants and employees in the foregoing matters, including the purchase of Series G Stock by the Company’s Chairman and Chief Executive Officer, was authorized by written consent of the Company’s stockholders.

The Series G Stock was offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing descriptions of the Subscription Agreements and the Series G Stock are not complete and are qualified in their entireties by reference to the full text of the form of Subscription Agreement and the form of Certificate of Designation for Series G Convertible Preferred Stock copies of which are filed as Exhibit 10.1 and Exhibit 3.1, respectively, to this Current Report and are incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated by reference in its entirety into this Item 3.02.

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 1, 2017, the Company filed the Certificate of Designations, Preferences and Rights of the Series G Stock with the Secretary of State of the State of Delaware designating 20,120 shares of preferred stock as “Series G Convertible Preferred Stock”.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

The holder of 60.4% of the Company’s issued and outstanding Common Stock as of May 1, 2017 (the record date), approved the following, in accordance with NASDAQ Listing Rule 5635:

(a)
The issuance of shares of the Company’s Series F Preferred Stock in accordance with the provisions of the Note Exchange Agreement described in our Current Report on Form 8-K filed with the SEC on April 19, 2017, which is convertible into up to 23,367,619 shares of common stock of the Company; and

(b)
The issuance of up to 20,120 shares of Series G Stock in connection with the private placement described in Item 1.01 above, which is convertible into up a maximum of 201,200,000 shares of common stock of the Company.

Item 9.01    Financial Statements and Exhibits.

3.1	Form of Certificate of Designations, Preferences and Rights of the Series G Convertible Preferred Stock.

10.1    Form of Subscription Agreement and Amendment.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC. By:/s/ Mitchell J. Nelson
Name:Mitchell J. Nelson Title: Executive Vice President and Secretary
DATE: May 5, 2017